The Vantagepoint Funds

Attachments Filed in Response to Form N-SAR Sub-Item 77Q 1(e)/ New Registrant investment advisory contracts dated as of June 30, 2005

<![if !supportLists]>-        <![endif]>Legg Mason Capital Management Subadvisory Agreement

<![if !supportLists]>-        <![endif]>Goldman Sachs Asset Management Subadvisory Agreement

<![if !supportLists]>-        <![endif]>Westfield Capital Management Company Subadvisory Agreement